EXHIBIT 23.3

               CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the two Registration Statements of Lamar Advertising Company (the "Registrant") on Form S-8 (File Nos. 333-10337 and 333-79571), the four Registration Statements of the Registrant on Form S-3 (File Nos. 333-50559, 333-52851, 333-66059 and
333-71929) and the Registration Statement of the Registrant on Form S-4 (File No. 333-60331) of our report dated September 17, 1998, with respect to the balance sheets of the outdoor advertising division of Whiteco Industries, Inc. as of December 31, 1996 and 1997, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1997, which report appears in the Registrant's filing on Form 8-K dated July 6, 1999.


                                   /S/ BDO SEIDMAN LLP
                                   BDO Seidman LLP

Chicago, Illinois
July 6, 1999